Exhibit 99.1

NEWS

PURE Bioscience Announces 1-for-8 Reverse Stock Split

San Diego, Calif. (August 14, 2012)-- PURE Bioscience, Inc. (NASDAQ: PURE), the creator of the patented silver dihydrogen citrate (SDC) antimicrobial, today announced it has finalized a reverse stock split. As previously announced in a news release dated August 1, 2012, Pure Bioscience’s stockholders approved a reverse stock split at the Company’s annual meeting of stockholders convened July 31, 2012. The Company’s Board of Directors was authorized to proceed with an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split and determine the effective date of the reverse split and the ratio of the split within a range of no less than 1-for-4 or greater than 1-for-10.

The Board of Directors has determined to fix the ratio for the reverse stock split at 1-for-8, with an expected effective date to be following the close of the market today, and trading on a post-reverse split-adjusted basis on the NASDAQ Capital Market to begin as of the opening of trading on August 15, 2012. The Company’s common stock will continue to be reported on the NASDAQ Capital Market under the symbol “PURE” (although NASDAQ will likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred). The common stock will have a new CUSIP number (74621T 209) upon the reverse stock split becoming effective.

Upon the effectiveness of the reverse stock split, each eight (8) shares of the Company’s issued and outstanding common stock will be automatically combined and converted into one (1) issued and outstanding share of common stock, par value $0.01 per share. The reverse stock split will affect all issued and outstanding shares of the Company’s common stock, as well as common stock underlying stock options, warrants, and convertible notes outstanding immediately prior to the effectiveness of the reverse stock split. The reverse stock split will reduce the number of outstanding shares of the Company’s common stock currently outstanding from approximately 57.8 million to approximately 7.2 million. The number of authorized shares of the Company’s common stock will not be affected by the reverse stock split.

No fractional shares will be issued in connection with the reverse split of the issued and outstanding common stock. Stockholders who would otherwise hold a fractional share of the Company’s common stock will receive a cash payment in lieu of such fractional share based on the average closing price of the common stock on the NASDAQ Capital Market for the five trading days prior to the effective date of the reverse stock split.

Stockholders with shares held in book-entry form or through a bank, broker, or other nominee are not required to take any action and will see the impact of the reverse stock split reflected in their accounts after August 15, 2012. Beneficial holders may contact their bank, broker, or nominee for more information. Stockholders with shares held in certificate form are required to exchange their stock certificates for book-entry shares representing the shares of common stock resulting from the reverse stock split. Shortly after August 15, 2012, registered holders who hold stock in certificate form will receive a Letter of Transmittal and instructions for exchanging their certificates from the Company’s transfer agent, Computer Share.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on July 12, 2012, a copy of which is available at www.sec.gov or at www.purebio.com under the SEC Filings tab located on the Investor Relations page.

About PURE Bioscience, Inc.
PURE Bioscience, Inc. develops and markets technology-based bioscience products that provide solutions to numerous global health challenges, including Staph (MRSA).  PURE’s proprietary high efficacy/low toxicity bioscience technologies, including its silver dihydrogen citrate-based antimicrobials, represent innovative advances in diverse markets and lead today’s global trend toward industry and consumer use of “green” products while providing competitive advantages in efficacy and safety.  Patented SDC is an electrolytically generated source of stabilized ionic silver, which formulates well with other compounds.  As a platform technology, SDC is distinguished from competitors in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it.  PURE is headquartered in El Cajon, California (San Diego metropolitan area).  Additional information on PURE is available at www.purebio.com.

PURE Bioscience Investor Contact:
Don Markley, Senior Vice President, LHA
(310) 691-7100
dmarkley@lhai.com